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                     May 19, 2020

       R. Erik Holmlin, Ph.D.
       Chief Executive Officer
       Bionano Genomics, Inc
       9540 Towne Centre Drive, Suite 100
       San Diego, CA 92121

                                                        Re: Bionano Genomics,
Inc
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 13, 2020
                                                            File No. 001-38613

       Dear Mr. Holmlin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              James Pennington, Esq.